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Exhibit 10.7

ATEL VENTURES, INC.
MASTER LEASE AGREEMENT NO. CONVX
Dated as of March 15, 2006 (the "Effective Date")

Between	ATEL VENTURES, INC., a California corporation, as Lessor ("Lessor")	600 California Street, 6th Floor San Francisco CA 94108-2733 Attention: General Counsel

And	CONVIO, INC. a Delaware corporation, as Lessee ("Lessee")	11921 NORTH MOPAC EXPRESSWAY SUITE 200 AUSTIN, TEXAS 78759 Attention: Jim Offerdahl

NO INTEREST IN THE RENT DUE OR THE RIGHTS OF THE LESSOR UNDER ANY LEASE OF EQUIPMENT CAN BE TRANSFERRED BY THE DELIVERY OF POSSESSION OF ANY COUNTERPART OF THIS MASTER LEASE. SUCH AN INTEREST CAN BE TRANSFERRED ONLY BY DELIVERY OF POSSESSION OF THE ORIGINAL SIGNED COUNTERPART OF AN EQUIPMENT SCHEDULE EXECUTED PURSUANT HERETO.

The parties of this Master Lease Agreement ("Lease Agreement") hereto agree as follows:

1.     Lease:

          Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, subject to satisfaction of the conditions set forth in Section 3 and any Equipment Schedule, the personal property including certain custom use equipment, miscellaneous computer hardware, office equipment, furniture, leasehold improvements, fixtures, (collectively with the Soft Equipment (defined below), the "Equipment") described in any Equipment Schedules executed pursuant hereto substantially in the form of Exhibit A hereto. Any reference herein to a "Lease" shall mean any Equipment Schedule, as it incorporates by reference all the terms and conditions of this Lease Agreement, the Acceptance Certificates, and any Exhibits, Riders, Supplements, amendments, or addendum thereto, if any. Prior to the execution of an Equipment Schedule incorporating one or more Acceptance Certificates, such Acceptance Certificates shall operate as a Lease and incorporate by reference all the terms and conditions of this Lease Agreement.

2.     Definitions:

          (a)     "Acceptance Certificate" means the Certificate of Delivery and Acceptance and Request for Advance in the form of Exhibit B hereto.

          (b)     "Acceptance Date" means the date Lessee inspects all the Equipment and deems it satisfactory for lease hereunder as indicated on the Acceptance Certificate, or such other date as may be indicated in the applicable Equipment Schedule.

          (c)     "Advance" means the Equipment Cost under any Acceptance Certificate which is funded by the Lessor.

          (d)     "Advance Date" means the date of any Advances, which are made by Lessor to Lessee, or any Vendor pursuant to an Acceptance Certificate.

          (e)     "Basic Rent" means the amount indicated as the Basic Rent, due as monthly, quarterly, semiannual, or annual payments, in advance or in arrears, as set forth in the applicable Acceptance Certificate and/or Equipment Schedule.

          (f)      "Basic Term" means the initial term of any Lease, as indicated on the applicable Equipment Schedule.

          (g)     "Commencement Date" means the first day of the calendar month following the Acceptance Date, or such other date as may be indicated in the applicable Equipment Schedule.

          (h)     "Change in Control" means a change in the majority interest or control of ownership of the Lessee in any one transaction or series of related transactions, or a sale, assignment, or acquisition of all, or substantially all, of the property of Lessee by merger, consolidation or purchase.

          (i)      "Daily Rent" means the daily equivalent of the initial Basic Rent.

          (j)      "Equipment Cost" means the cost of the Equipment (including Soft Equipment) described in any Equipment Schedule.

          (k)     "Event of Default" means as defined in Section 9(a) hereof.

          (l)      "Event of Loss" means as defined in Section 8(a) hereof.

          (m)    "Final Payment" means the final payment due by Lessee hereunder, whether as Basic Rent, a bargain or nominal purchase option, put, balloon payment or other fixed payment, as provided in Section 14 hereof.

          (n)     "Guarantor" means a guarantor or surety of the obligations of the Lessee hereunder, if any.

          (o)     "Lease Term" means the Basic Term, Renewal Term, and any Supplemental Term.

          (p)     "Lessee Reports" means any financial statements, projections, budget, business plan, due diligence materials, prospectus, registration statements, or any other materials prepared by Lessee and distributed to its investors and creditors in the ordinary course of business or other reports as reasonably requested to be delivered to Lessor by Lessee.

          (q)     "Proposal Letter" means any letter issued by Lessor to Lessee describing the basic terms of a proposed lease financing. To the extent there is a conflict between the Proposal Letter and this Lease, the terms and conditions of this Lease shall govern.

          (r)     "Purchase Agreement" means the contract for sale entered into by the Lessee and a Vendor, and shall include any and all purchase orders, purchase agreements, invoices, and amendments to any of them.

          (s)     "Renewal Rent" means the amounts, if any, indicated on the applicable Equipment Schedule or any Rider thereto, or any amendment thereof, or otherwise in this Lease.

          (t)      "Renewal Term" means the renewal term, if any, indicated on the applicable Equipment Schedule or any Rider thereto, or any amendment thereof, or otherwise in this Lease, and any holdover period beyond the expiration of the Basic Term or the Renewal Term, if any.

          (u)     "Rent" means Basic Rent, Daily Rent, or Renewal Rent.

          (v)     "Soft Equipment" means, installation and delivery costs, intangible personal property, warranty, service or other contract rights, taxes paid or prepaid, any depreciation amounts.

          (w)    "Stipulated Loss Value" means the product of the corresponding percentage indicated on the Rider to the applicable Equipment Schedule, or on the Acceptance Certificate, for the Rent payment date immediately preceding the date that the event which caused the Event of Loss or Event of Default occurred times the Equipment Cost of the item of Equipment suffering the Event of Loss (or of all Equipment in the event of an Event of Default).

          (x)     "Supplemental Term" means the period from the earlier of the Advance Date or the Acceptance Date to the Commencement Date.

          (y)     "UCC" means the Uniform Commercial Code as enacted in California.

          (z)     "Vendor" means a manufacturer, distributor, or retailer of the Equipment.

3.     Term of Lease and Conditions Precedent:

          (a)     Lease Term. The Lease Term, as to all Equipment designated on any Equipment Schedule or Acceptance Certificate, shall include the Supplemental Term commencing on the earlier of the Acceptance Date or the Advance Date for such Equipment, and shall continue for a Basic Term equal to the initial period ending that number of months from the Commencement Date as is specified in the applicable Equipment Schedule. The Lease Term may also include the Renewal Term, if any, granted in the applicable Equipment Schedule.

          (b)     Procurement, Delivery, and Acceptance. Prior to any Advance Date or Acceptance Date, Lessee shall have ordered the Equipment from a Vendor pursuant to one or more purchase orders or other contracts for sale ("Purchase Agreements"). Lessee shall be solely responsible for the selection and ordering of the Equipment. Lessee may instruct or direct Lessor, as its agent, to pay a Vendor for the Equipment on Lessee's behalf or, Lessee upon proof or evidence of purchase, may request reimbursement by Lessor for the Equipment previously purchased by Lessee. If, for any reason, the Lessee fails to irrevocably accept the Equipment for Lease by executing an Equipment Schedule identifying the Equipment for which Advances have been previously made by Lessor pursuant to any Acceptance Certificate, then Lessee shall, upon demand by Lessor, reimburse Lessor in full for those funds so advanced by paying to Lessor a Stipulated Loss Value equal to not less than 110% of the Equipment Cost plus any unpaid Daily Rent.

          (c)     Obligation to Pay for Equipment. Lessee may request Advances for Equipment in an aggregate amount not to exceed $2,000,000, (the "Lease Line"). Advances to be made by the Lessor hereunder are subject to Lessee satisfying the following conditions precedent: (i) Lessor and Lessee shall have entered into mutually acceptable lease documentation, including the Lease and other ancillary documents and instruments required by Lessor, including sufficiently detailed invoices from the Vendor identifying the Equipment and Equipment Cost, corporate resolutions and incumbency certificates (substantially in the form of Exhibit Chereto), or other documents evidencing the Lessee's authority to execute and deliver the Lease, evidence of insurance pursuant to an accord certificate(substantially on the terms set forth in Exhibit D hereto), appropriate waivers from all potential Equipment lien-holders, and UCC-1 Financing Statements with respect to any Equipment financed hereunder; (ii) Lessee shall have either irrevocably accepted the Equipment for lease hereunder, or requested an Advance on Equipment to be placed under a Lease by executing an Acceptance Certificate; (iii) Lessee shall have full legal right, title and interest in and to the Equipment, free and clear all liens, claims, and encumbrances, whatsoever; (iv) all representations and warranties made under each Lease shall be true and correct, and there shall not exist an Event of Default or any condition, event, or act which with notice or lapse of time would become an Event of Default which has not been remedied or waived, and Lessee shall have fully performed all material terms and conditions required of Lessee under the Lease; (v) there has not been any material adverse change in Lessee's financial condition or business operations since the date of Lessor's Proposal Letter; (vi) the aggregate Equipment Cost funded under any Equipment Schedule shall be not less than $250,000; (vii) Lessor shall have approved the purchase of the proposed Equipment in Lessor's sole discretion; (viii) no more than 30% of the Equipment Cost under all Equipment Schedules (on a cumulative basis) shall be allocated to Soft Equipment provided, however, if the percentage of Soft Equipment financed on any one Equipment Schedule exceeds 30% of the total Equipment Cost funded on that Equipment Schedule, Lessor reserves the right, at its option, to require that Lessee finance sufficient hard Equipment Cost on succeeding Equipment Schedules to bring the hard to Soft Equipment financed ratio back to 70% hard Equipment and 30% Soft Equipment on a cumulative basis; and (ix) the funding period ("Funding Period") for Advances shall not extend beyond March 31, 2007 and each Advance prior to such date shall be subject to Lessor's mandatory 90-day credit review process wherein the availability of funds is reviewed beginning 90 days after the date of the January 19, 2006 Proposal Letter and every 90 days thereafter and made available to Lessee at Lessor's sole discretion and subject to other terms and conditions as Lessor may require in its sole discretion.

          (d)     Prepayment of Equipment Schedules. Borrower has the right to prepay the Equipment Schedules in whole but not in part, and only under the following terms and conditions with the assumption that the original Equipment Cost is the starting principal balance and each Equipment Schedule is the equivalent of a promissory note:

  (a)
  Lessee shall give Lessor at least ten (10) business days' prior written notice of its intent to prepay the Equipment Schedules, and
  (b)
  Prepayment shall be in the full amount of principal, earned but unpaid interest accrued to the date of prepayment (which pre-payment amount shall be provided to Lessee at the time of any proposed pre-payment), any outstanding fees, taxes, costs or other reimbursements (including any indemnities) owing to Lessor and the amount of the Final Payment, (in the aggregate, the "Prepayment Amount").
  (c)
  In addition to the above Prepayment Amount, Lessee shall pay the following premium:

  (i)
  If the prepayment is made in the first twelve (12) months after the date of this Agreement, a premium of four percent (4%) of the outstanding principal amount of all the Equipment Schedules being prepaid;
  (ii)
  If the prepayment is made after the end of the twelfth (12th) month and before or at the end of the twenty-fourth (24th) month after the date of this Agreement, a premium of three percent (3%) of the outstanding principal amount of all the Equipment Schedules being prepaid; and
  (iii)
  If the prepayment is made after the end of the twenty-fourth (24th) month and before the end of the thirty-sixth (36th) month after the date of this Agreement, a premium of two percent (2%) of the outstanding principal amount of all the Equipment Schedules being prepaid.

  (d)
  Notwithstanding the above, if at any time after September    , 2008 (18 months after the date of this Lease), Lessor has or is able to net exercise its Warrant and has or is able to achieve an overall return greater than three (3) times the Warrant exercise price, Lessor shall waive the pre-payment premium referenced in this Section 3(d).

4.     Rent, Taxes and Late Payments:

          (a)     Rent. Daily Rent shall be due on all Advances made by Lessor pursuant to any Acceptance Certificate and shall accrue from the earlier of the Advance Date or the Acceptance Date of any item of Equipment at the Daily Rent set forth in the applicable Acceptance Certificate multiplied by the number of days from (and including) the earlier of the Advance Date or the Acceptance Date to (but not including) the Commencement Date and shall be due and payable on the first day of each month until the Commencement Date. The Basic Rent payable hereunder during the Basic Term is as set forth in the Equipment Schedule. Lessor and Lessee agree that the Basic Rent described in the Equipment Schedule has a corresponding yield relationship to the U.S. Treasury obligation and with the closest equivalent maturity as the applicable Lease Basic Term as reported in The Wall Street Journal on the date of, and quoted in, Lessor's Proposal Letter, and consequently, the Basic Rent, Lease Rate Factor, and Stipulated Loss Values (and Renewal Rent, if applicable) may be adjusted upward by the Lessor on the date of preparation of the Equipment Schedule, or alternatively, on the funding date by a Notification of Rent Adjustment amendment prepared thereafter, to reflect a change on such date in the reported yield of the U.S. Treasury obligation, with the equivalent term of the U.S. Treasury obligation quoted in the Proposal Letter (or the closest term to such original U.S. Treasury obligation in the event an identical term issue is not reported, and in the event that two or more comparison Treasury obligations are quoted with identical maturities, then with the "Asked" price which is closest to par) in order to preserve Lessor's anticipated corresponding yield relationship. Except as may otherwise be provided in any Equipment Schedule, Basic Rent shall begin to accrue on the Commencement Date and shall be due and payable by Lessee on the first day of each period (advance) or the last day (arrears) of each period, as set forth in the applicable Equipment Schedule. In addition to the Basic Rent and Daily Rent, Lessee shall pay Renewal Rent, if any, due as indicated in this Lease Agreement, or on any Equipment Schedule, or any Rider hereto or thereto. All Rent due by Lessee hereunder is an absolute and unconditional obligation of Lessee which may not be abated or offset for any reason whatsoever as provided in Section 10 hereof.

          (b)     Taxes. In addition to the Rent set forth herein or in any Equipment Schedule, Lessee shall pay to Lessor an amount equal to all taxes, fees, expenses or charges paid, payable or required to be collected by Lessor, however designated and whenever assessed, which are levied or based on the Rent, on the Lease, on the Equipment Cost, or on the Equipment or on its purchase for lease hereunder, or on its possession, storage, use, lease, operation, control, delivery or value, including as a result of a sale-leaseback, or from the Lease Term expiration, or earlier termination, or from the exercise of any early termination, purchase, or on the Final Payment, or renewal option granted in the Lease or otherwise, or from any conveyance of title to Lessee or Lessee's designee; including, without limitation, state and local sales, use, privilege of doing business or excise taxes, taxes based on gross revenue or receipts, any penalties or interest in connection therewith or taxes or amounts in lieu thereof paid or payable by Lessor in respect of the foregoing, but excluding solely taxes based on Lessor's net income. Personal property taxes assessed on the Equipment during the term hereof shall be the sole responsibility of, and shall be paid on demand by, Lessee. Lessee agrees to file, all required property tax returns and reports concerning the Equipment with all appropriate governmental agencies, and, at Lessor's written request, within not more than thirty (30) days after Lessor's written request, to send Lessor confirmation of such filing.

          (c)     Late Payments. Interest on any past due Rent and other payments due and payable shall accrue at the rate of 1 1/2% per month from the Rent or other payment due date, or if such rate shall exceed the maximum rate allowed by law, then at such maximum rate, and shall be payable on demand. Charges for taxes, penalties and interest shall be promptly paid by Lessee.

5.     Installation, Use and Quiet Possession of Equipment:

          (a)     Lessee, shall at all times maintain the Equipment in accordance with the manufacturer's specifications and in accordance with prudent industry standards and in accordance with this Lease, specifying maintenance and return conditions for the Equipment. Lessee shall use the Equipment solely for business purposes, in compliance with the covenants and conditions of all insurance policies required to be maintained by Lessee pursuant to the Lease. Lessee shall, at all times, during the Lease Term or any Renewal Term, assure that the Equipment is maintained in operation and service in its original intended use.

          (b)     Any equipment, supplies spare or replacement parts or other items not specified in the Equipment Schedule which are used on or in connection with the Equipment must meet the specifications of the manufacturer and shall be acquired by Lessee at its own expense. The Lessee shall at all times use the Equipment in compliance with all laws and regulations of all federal, state, local and foreign authorities having jurisdiction thereof.

          (c)     Lessee will at all times keep the Equipment in its sole possession and control. The Equipment shall not be moved from the location stated in the applicable Equipment Schedule without the prior written consent of Lessor (said consent not to be unreasonably withheld).

          (d)     After prior written notice to Lessor, Lessee may, at its own expense, make alterations in or add attachments to the Equipment, provided such alterations or attachments do not interfere with the normal and satisfactory operation or maintenance of the Equipment or with Lessee's ability to obtain and maintain the maintenance contract required by Section 5(g) hereof. The manufacturer or other organization selected by Lessee to maintain the Equipment ("Maintenance Organization") may incorporate engineering changes or make temporary alterations to the Equipment upon request of Lessee. All such alterations and attachments shall be subject to the security interest of Lessor, provided that upon an Event of Default, or at the option of Lessor, such alterations and attachments shall be removed by Lessee and the Equipment restored, at Lessee's expense, to its original condition as of the Acceptance Date thereof, reasonable wear and tear only excepted, and upon the removal and restoration, the alteration and/or attachment which was made by Lessee shall become the property of Lessee free and clear of the security interest of Lessor.

          (e)     So long as there shall not exist an Event of Default, or any condition, event, or act which with notice or lapse of time would become an Event of Default, Lessor or any Assignee shall not interfere with Lessee's use or possession of the Equipment during the Basic Term.

          (f)      Lessee shall, during the term of this Lease, at its expense, keep the Equipment in excellent operating order and condition, reasonable wear and tear excepted, and shall make all necessary adjustments, repairs and replacements, and Lessee shall not use or permit the Equipment to be used in any manner or for any purpose for which, in the opinion of the manufacturer, the Equipment is not designed or reasonably suitable. Lessee will at all times operate, use, and maintain the Equipment as represented by Lessee in its request for proposal and/or quotes or as otherwise represented herein or in any other instrument or document prepared by Lessee or its agents. In no event shall Lessee operate, use or maintain the Equipment less favorably than Lessee would or should operate, use or maintain its own equipment.

          (g)     With respect to the Equipment, Lessee shall, during the term of this Lease, at its own expense and discretion, according to prudent industry practice, either (A) enter into and maintain in force a contract with the manufacturer or the Maintenance Organization covering at least prime shift maintenance of certain items of Equipment for which Lessee deems such contract necessary which contract shall commence upon expiration of the manufacturer's warranty period, if any, relating to such item and Lessee shall furnish Lessor with a copy of such contract(s), or (B) at its sole expense, maintain and service and repair any damage to, each item of Equipment in a manner consistent with prudent industry practice and Lessee's own practice so that such item of Equipment is at all times (i) in the same condition as when delivered to Lessee, except for ordinary wear and tear, and (ii) in good operating order for the function intended by its manufacturer's warranties and recommendations.

          (h)     Upon the occurrence and continuance of an Event of Default beyond any applicable cure period, if Lessor demands, pursuant to Section 9(b)(ii) hereof, Lessee shall, at its expense, deliver the Equipment and all of the service records and all software and software documentation subject thereto to Lessor at a location not to exceed 1,500 miles from Lessee's premises, in the same operating order, repair, condition and appearance as on the Acceptance Date, reasonable wear and tear only excepted, with all engineering and safety changes prescribed by the manufacturer or Lessee's Maintenance Organization incorporated therein. At the time of return, the Equipment must be able to perform the function that it was originally intended to perform without additional maintenance. If any computer software requires re-licensing when removed from Lessee's premises, Lessee shall bear all costs of such re-licensing. Lessee shall, prior to such termination, arrange and pay for any repairs and changes as are necessary for the Equipment to satisfy the return condition stated herein and for the manufacturer or Maintenance Organization to accept the Equipment under contract maintenance at its then standard rates, or alternatively, Lessor shall be entitled to repossess the Equipment and all of the service records and all software and software documentation subject thereto from Lessee's premises.

6.     Leasehold Rights and Inspection:

          (a)     The Equipment shall remain personal property regardless of the manner in which it may be installed or attached. Lessee shall, at Lessor's request, affix to the Equipment, tags, decals or plates furnished by Lessor, indicating Lessor's security interest and Lessee shall not permit their removal or concealment.

          (b)     Lessee shall keep the Equipment free and clear of all liens and encumbrances except for (i) Lessor's security interest, (ii) the security interests of Bridge Bank, N.A. and Horizon Technology Funding Company, and (iii) liens or encumbrances arising through the actions or omissions of Lessor which are not otherwise the obligation of Lessee to clear or satisfy hereunder. LESSEE SHALL NOT SELL, CONVEY, TRANSFER, PART WITH POSSESSION OF, OR ASSIGN OR OTHERWISE ENCUMBER THIS LEASE OR ANY OF ITS RIGHTS HEREUNDER OR SUBLEASE THE EQUIPMENT, OR SUFFER A CHANGE IN MAJORITY INTEREST OR CONTROL OF ITS OWNERSHIP IN ANY ONE TRANSACTION OR SERIES OF RELATED TRANSACTIONS, WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR (SAID CONSENT NOT TO BE UNREASONABLY WITHHELD). EXCEPT AS PERMITTED HEREIN, ANY SUCH PURPORTED TRANSACTION SHALL BE NULL AND VOID AND OF NO FORCE AND EFFECT. LESSEE SHALL NOT BECOME THE SUBJECT MATTER OF, OR ENTER INTO ANY MERGER OR ACQUISITION TRANSACTION WITH ANY OTHER ENTITY WHICH RESULTS IN SUCH OTHER ENTITY OBTAINING OWNERSHIP OR CONTROL OF OVER FIFTY PERCENT (50%) OF THE EQUITY OF THE LESSEE, WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR (SAID CONSENT NOT TO BE UNREASONABLY WITHHELD). No permitted assignment or sublease shall relieve Lessee of any of its obligations hereunder.

          (c)     Lessor or its agents shall have free access to the Equipment upon two (2) business days advance notice and any and all records thereto at all reasonable times (during ordinary business hours) for the purpose of inspecting the Equipment and for any other purpose contemplated in this Lease. Such inspections shall be at Lessor's cost and expense, except that once annually during the Lease Term, or whenever an Event of Default has occurred or is continuing beyond any applicable cure period, the inspections shall be at Lessee's cost and expense.

          (d)     Lessee shall immediately notify Lessor of all material details concerning any significant damage to, or loss of, the Equipment arising out of any event or occurrence whatsoever, including but not limited to, the alleged or apparent improper manufacture, functioning or operation of the Equipment.

7.     No Warranties By Lessor:

          Lessee warrants that, at the Acceptance Date thereof, it shall have (a) thoroughly inspected the Equipment; (b) determined for itself that all items of Equipment are of a size, design, capacity and manufacture selected by it; and (c) satisfied itself that the Equipment is suitable for Lessee's purposes. LESSOR IS FINANCING THE EQUIPMENT FOR LESSEE "AS IS", "WHERE IS" AND NOT BEING THE MANUFACTURER OF THE EQUIPMENT, THE MANUFACTURER'S AGENT OR THE SELLER'S AGENT, MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, AS TO THE EQUIPMENT'S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DESIGN, CONDITION, QUALITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE, it being agreed that all such risks, as between Lessor and Lessee, are to be borne by Lessee. Lessee agrees to look solely to the manufacturer or to suppliers of the Equipment for any and all warranty claims and any and all warranties made by the manufacturer or the supplier of Lessor are, to the extent to which the same may be assignable, hereby assigned to Lessee for the term of the applicable Equipment Schedule. Lessee agrees that Lessor shall not be responsible for the delivery, installation, maintenance, operation or service of the Equipment or for delay or inadequacy of any or all of the foregoing. Lessor shall not be responsible for any direct or consequential loss or damage resulting from the installation, operation or use of the Equipment or otherwise. Lessee will defend, indemnify and hold Lessor harmless against any and all suits, judgments, claims, demands and liabilities of any kind and nature (including without limitation claims relating to environmental discharge, cleanup or compliance, and claims arising out of or in connection with the design, manufacture, possession or operation of the Equipment, including environmental, product, or strict liability) and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), fines, penalties (and other charges of applicable governmental authorities), licensing fees relating to any item of Equipment, damage to or loss of property (including without limitation consequential or special damages to third parties or damages to Lessee's property), or bodily injury to or death of any person (including, without limitation, any agent or employee of Lessee) to the extent they may be incurred or suffered by Lessor or Assignee in connection herewith except to the extent such suits, judgments, claims, demands, liabilities, costs, expenses, fines, penalties, fees or losses are caused by Lessor's gross negligence or willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Lease

8.     Risk of Loss on Lessee:

          (a)     Beginning on the Acceptance Date thereof and continuing until the Lease is terminated and all obligations of Lessee are performed, Lessee relieves Lessor of responsibility for all risks of physical damage to or loss or destruction of the Equipment, howsoever caused (including without limitation, accident, theft, misplacement, condemnation, seizure, forfeiture and abandonment) ("Event of Loss") with the exception of loss incurred due to Lessor's gross negligence and /or willful miscounduct. During the term of this Lease as to any Equipment Schedule, Lessee shall, at its own expense, keep in effect all risk and public liability insurance policies covering the Equipment designated in each Equipment Schedule. The public liability insurance policy shall be in such amount as is reasonably acceptable to Lessor. Any increase in the amount of such insurance coverage reasonably requested by Lessor shall be put into effect on the next succeeding renewal date of such insurance. The all risk insurance policy shall be for an amount not less than the higher of replacement cost of the Equipment or the Stipulated Loss Value. Lessor, its successors and assigns and/or such other party as may be designated by any thereof to Lessee, in writing, shall be named as additional insured and/or loss payees on such policies, which shall be written by an insurance company of recognized responsibility which is reasonably acceptable to Lessor. Evidence of such insurance coverage shall be furnished to Lessor no later than the Acceptance Date set forth in the Equipment Schedule(s) and, from time to time, thereafter as Lessor may request. Such policies shall provide that no less than thirty (30) days written notice shall be given Lessor and any other party named as loss payee prior to cancellation of such policies for any reason. If Lessee fails to provide evidence of such insurance or to deliver evidence of renewal of each such policy within thirty (30) days after Lessor's written request, Lessor shall, at its option, declare an Event of Default under the Lease pursuant to Section 9(a)(iv). Lessee hereby irrevocably appoints Lessor or any other party named as loss payee as Lessee's attorney-in-fact coupled with an interest, so long as a default or Event of Default hereunder exists and is continuing to negotiate and make claim for, receive payment of, and execute any and all documents that may be required to be provided to the insurance carrier in substantiation of any such claim for loss or damage under said insurance policies, and to endorse Lessee's name to any and all drafts or checks in payment of the loss proceeds.

          (b)     If any item of Equipment is damaged or suffers an Event of Loss, Lessee shall give to Lessor prompt notice thereof and this Lease shall continue in full force and effect without any abatement of Rent. Lessor shall determine, within twenty (20) days after the date of occurrence of such damage or Event of Loss, whether such item of Equipment can be repaired. In the event Lessor reasonably determines that such item of Equipment can be repaired, Lessee shall cause such item of Equipment to be promptly repaired. In the event Lessor reasonably determines that the item of Equipment cannot be repaired, Lessee shall at Lessee's election, either: (i) promptly replace such item of Equipment with equipment of like or better kind, make and model, utility and value free and clear of all liens and encumbrances except for Lessor's lien, and this Lease shall continue in full force and effect as though such damage or destruction had not occurred; or (ii) pay to Lessor an amount equal to the Stipulated Loss Value for the item of Equipment for the Rent due date immediately preceding the Event of Loss and this Lease will terminate as to the item of Equipment suffering the Event of Loss and the Rent under the applicable Equipment Schedule shall be reduced thereafter pro rata by the reduction of the original Equipment Cost of the item of Equipment suffering the Event of Loss. All proceeds of insurance received by Lessor, the designated loss payee, or Lessee under the policy referred to in the preceding paragraph of this Section shall be applied toward the cost of any such repair or replacement so long as Lessee shall not be in default of its obligations hereunder.

9.     Events of Default and Remedies:

          (a)     Events of Default. The occurrence of any one of the following shall constitute an Event of Default hereunder:

            (i)      Lessee fails to pay an installment of Rent or other payment within three (3) business days after such Rent payment is due.

            (ii)     Lessee attempts to remove, sell, transfer, encumber, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein.

            (iii)    Any material representation or warranty made or given by Lessee in this Lease or in any other document furnished to Lessor in connection herewith, (provided that any breach of a representation or warranty that has a bearing on the Lessor's credit, economics, residual, title or collateral security considerations under this Lease shall be deemed to be material), shall prove to have been incorrect in any material respect when made or given or, by reason of failure to state a material fact or otherwise, shall prove to have been misleading in any material respect when such omission was made, or any of the statements or other documents or information submitted at any time heretofore or hereafter by Lessee to Lessor shall prove to have been untrue or, by reason of failure to state a material fact or otherwise, shall prove to have been misleading in any material respect when made or given or omitted;

            (iv)    Lessee shall fail to observe or perform any of the other obligations required to be observed or performed by Lessee hereunder and such failure shall continue uncured for thirty (30) days after written notice thereof to Lessee by Lessor or the then Assignee hereof.

            (v)     Lessee shall be in material breach of or in default beyond any applicable notice and/or cure period under any lease, loan, or other agreement or obligation at any time executed with Lessor or with any other lessor, lender, or other creditor in the amount of $250,000, whether or not Lessee's obligations thereunder have been or are being accelerated by such party.

            (vi)    Lessee ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of the petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or if it or its shareholders shall take any action looking to its dissolution or liquidation.

            (vii)   Within thirty (30) days after commencement of any proceedings against Lessee seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without Lessee's consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

            (viii)  Lessee becomes the subject matter of, or enters into any merger or acquisition transaction with any other entity which results in a Change in Control, without the prior written consent of Lessor, which consent shall not be unreasonably withheld.

            (ix)    Lessee receives written notice from Lessor that Lessee has failed to comply with its insurance obligations under Section 8(a) and Lessee fails to so comply within ten (10) business days after receipt of notice.

            Any Event of Default shall be deemed material and a substantial impairment of Lessor's interests for the purpose of this Lease, the UCC, and any other applicable law.

          (b)     Remedies. Upon the occurrence and continuance of an Event of Default beyond any applicable cure period, Lessor may at its option do any of the following: (i) by notice to Lessee terminate this Lease as to any or all Equipment Schedules; (ii) whether or not this Lease is terminated as to any or all Equipment Schedules, take possession of any or all of the Equipment listed on any or all Equipment Schedules, wherever situated, and for such purpose, enter upon any premises without liability for so doing or Lessor may cause Lessee and Lessee hereby agrees, to return said Equipment to Lessor as provided in this Lease; (iii) recover from Lessee, as liquidated damages for loss of a bargain and not as a penalty, an amount equal to the Stipulated Loss Value of all Equipment calculated as of the Rent payment date preceding the date that the event which resulted in the Event of Default occurred, which payment shall become immediately due and payable; and (iv) sell, dispose of, hold, use or lease any Equipment as Lessor in its sole discretion may determine. Lessor reserves the right, in its sole and absolute discretion, to control the timing and negotiate the terms of any re-leasing or re-sale of any or all of the Equipment at a public auction or in a private sale, at such time, on such terms and with such notice as Lessor shall in its sole and absolute discretion deem commercially reasonable.

          (c)     Mitigation. In the event that Lessee shall have paid to Lessor or its Assignee, (as hereinafter defined), the liquidated damages referred to in Section 9(b)(iii) above, and Lessee shall have previously returned the Equipment to Lessor in accordance with Section 9(b)(ii) above, then Lessor or its Assignee shall pay to Lessee, promptly after receipt thereof, all sale or rental proceeds received from any sale or re-letting of the Equipment during the balance of the Basic Term (after deduction of all unreimbursed damages, costs and expenses incurred by Lessor as a result of the Event of Default; or other sums due Lessor by Lessee under the Lease) said amount never to exceed the amount of the liquidated damages paid by Lessee. Lessor shall use commercially reasonable efforts to sell, re-lease or otherwise use or dispose of the Equipment in mitigation of damages to the extent required by law (however, Lessor shall not be obligated to give preference to the sale, lease or other disposition of the Equipment over the sale, lease or other disposition of similar equipment owned or leased by Lessor).

          (d)     Other Damages. Notwithstanding the exercise by Lessor or its Assignee of any of the remedies found in Section 9(b) above, Lessee shall, in any event remain fully liable for reasonable damages as provided by law and for all reasonable costs of collection and reasonable expenses incurred by Lessor or its Assignee on account of such Event of Default including but not limited to all expenses of selling or leasing the Equipment (including broker's and sales representative's fees and commissions), cleaning and repainting, storage costs, repossession costs, court costs and reasonable attorney's fees. Lessee hereby agrees that, in any event, it will be liable for any deficiency after any lease or other disposition of the Equipment. The rights afforded Lessor hereunder shall not be deemed to be exclusive, but may be exercised concurrently and shall be in addition to any other rights or remedies provided to creditors or lessors under the UCC or otherwise by law or equity.

10.   Net Lease:

          It is understood and agreed that this is a net lease, and that, as between Lessor and Lessee, Lessee shall be responsible for all costs and expenses of every nature whatsoever arising out of or in connection with or related to this Lease or the Equipment, or its possession, ownership, or use (including, but not limited to, taxes, insurance, maintenance, transportation in and out, rigging, drayage, packing, installation and disconnect charges). Lessee's obligations to Lessor or its Assignee, as hereinafter defined, hereunder (including its obligation to pay Rent when and as due without notice or demand, or any other sum due hereunder upon demand) are absolute and unconditional, and (i) may not be terminated, rescinded or revoked for any reason whatsoever, except pursuant to the express provisions hereof, and (ii) shall not be subject to any abatement, reduction, recoupment, defense, offset or counterclaim available to Lessee for any reason whatsoever including operation of law, defect in the Equipment, failure of Lessor or any Assignee to perform any of its obligations hereunder or for any other cause or reason whatsoever, whether similar or dissimilar to the foregoing. Except under any circumstance in which no Event of Default has occurred, and Lessor or its Assignee nevertheless interferes with Lessee's quiet enjoyment of the Equipment during the term of the Lease, Lessee hereby waives any and all defenses or claims Lessee may assert against Lessor or any Assignee, whether now or in the future, and which would prevent Lessee from performing its obligations hereunder, including, without limitation, defect in the Equipment, interference with the Lessee's use, operation or possession of the Equipment, failure of the Lessor or of any Assignee to perform any of its obligations hereunder, the liability or indebtedness of Lessor or any Assignee to Lessee or any other person, or the bankruptcy, insolvency or default of the Lessor or any Assignee. In the event this Lease is terminated prior to its expiration by Lessee, then Lessee shall be responsible and agrees to pay any and all costs and expenses and/or liabilities of Lessor as a result thereof, including taxes and any pre-payment penalties, fees or charges reasonably assessed by any Assignee against Lessor or Lessee. Lessee hereby agrees that in the event that Lessee fails to pay or perform any material obligation under this Lease, Lessor may, at its option, pay or perform said obligation and any payment made or expense incurred by Lessor in connection therewith shall become additional Rent which shall be due and payable by Lessee upon demand.

11.   Assignment:

          (a)     Lessee agrees that Lessor may transfer or assign all or any part of Lessor's right, title and interest in, under or to the Equipment and this Lease and any or all sums due or to become due pursuant to any of the above, to any third party (the "Assignee") for any reason and the Assignee may so reassign and transfer. Lessee agrees that upon receipt of written notice from Lessor or Assignee of such assignment, Lessee shall perform all of its obligations hereunder for the benefit of Assignee and any successor assignee and, if so directed, shall pay all sums due or to become due hereunder directly to the Assignee or to any other party designated by the Assignee.

          (b)     Upon receipt of notice of any such assignment, Lessee agrees to execute and deliver to Lessor such documentation as Assignee or any successor assignee may reasonably require, including but not limited to a Notice and Acknowledgment of Assignment substantially in the form of Exhibit E hereto but which may also include reaffirmation of Lessee's obligations to Assignee as are set forth in Section 10 hereof, which requires Lessee to make certain representations or reaffirmations as to some of the basic terms and covenants contained in this Lease. Unless otherwise indicated in the Notice and Acknowledgment of Assignment, Lessor shall not be relieved of any of its obligations hereunder, and the rights of Lessee hereunder shall not be impaired.

12.   Ownership and Tax Treatment:

          Lessee shall be deemed the owner of the Equipment for all purposes, including Federal and State income taxes, and all applicable sales, use, and property taxes, and for FASB accounting purposes. The Lease is a "finance" lease for Federal income tax purposes and Lessee shall be entitled to all Federal and State income tax benefits attributable to owners of tangible personal property. Lessor shall not take any deductions or credits for the Equipment inconsistent with this provision.

13.   Representations and Warranties of Lessee:

          The Lessee represents and warrants to the Lessor that the following are true and correct on the date the Lessee executes any Lease:

            (i)      The Lessee is duly formed and validly existing under the laws of the State of its organization, and has the full power and authority and legal right to carry on its business as is now conducted, and is duly qualified to do business in the jurisdictions where the Equipment is or will be operated.

            (ii)     The Lease has been duly authorized, executed and delivered by the Lessee, and, constitutes the valid, legal and binding agreement of the Lessee, enforceable against the Lessee in accordance with its terms.

            (iii)    The execution and delivery by the Lessee of the Lease and the Lessee's compliance with all of the provisions of the Lease are within the powers of the Lessee, and will not, to the best of Lessee's knowledge, conflict with or result in a breach of any presently existing material law or governmental rule, regulation order, writ, injunction or decree.

            (iv)    No authorization or approval from, consent of, or filing, registration or qualification with, any state, federal or local governmental or public body or authority, except as has been obtained or made, is necessary for the execution or delivery by the Lessee of the Lease, or the validity of the Lease or the operation and leasing of the Equipment by the Lessee.

            (v)     The Lessee, has not directly or indirectly offered, sold, encumbered or transferred any interest in the Equipment or solicited offers to buy, encumber or transfer any such interest from, anyone other than the Lessor. Each Vendor of the Equipment is not affiliated with the Lessee and, to the best of Lessee's knowledge, Lessor has received the benefit of any and all discounts or rebates thereto, and Lessee has not received directly any such rebates, discounts, kickbacks or reimbursements.

            (vi)    Lessor's interest in each item and Equipment will be free of all claims, liens and encumbrances arising by, through or under the Lessee other than pursuant to the terms of this Lease.

            (vii)   The Lessee is not in violation of any order of any court, arbitrator or governmental body material laws, ordinances or governmental rules or regulations (domestic or foreign) to which it is subject, or with respect to any material loan agreement, debt instrument or contract with a supplier or customer of Lessee and has not failed to obtain or apply for any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property (including the Equipment) or to the conduct of its business.

            (viii)  There are no suits or proceedings pending or, to the knowledge of the Lessee, threatened in any court or before any regulatory commission, board or other governmental administrative agency against or affecting the Lessee which if determined adversely to Lessee would materially adversely affect Lessee's business as presently conducted or its ability to perform its obligations hereunder.

            (ix)    Neither the Lease, nor any written statement furnished to the Lessor by the Lessee hereby, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein not misleading.

            (x)     All applications, financial statements and Lessee Reports, and all information hereafter furnished by Lessee and Guarantor to Lessor will be, true and correct in all material respects as of the date submitted;

            (xi)    As of the date hereof, the date of any Equipment Schedule and of any Acceptance Date, there has been no material adverse change in any matter stated in such Lessee Reports, which have been submitted, by Lessee and/or any Guarantor to Lessor.

            (xii)   Neither Lessee nor any Guarantor has omitted to state any material fact which would make any of the foregoing false or misleading in light of the circumstances under which made.

            (xiii)  The Lessee's principal place of business, chief executive office, and state of incorporation (as such terms are used in the UCC) are indicated in the heading hereof.

            (xiv)  Since the date of the Proposal Letter issued by Lessor in connection with this transaction, and as of the date of Lessee's latest Lessee Reports, which have been previously submitted by Lessee to Lessor, there has not been any material adverse change in the contemplated business, operations, properties or financial condition of the Lessee.

            (xv)   The Lessee will use the Equipment in accordance with its original request for quote or proposal, or any other written or oral representations made concerning the usage of the Equipment. The Equipment will be used "predominately" in the United States as such term is used in the Internal Revenue Code.

            (xvi)  The Equipment shall at all times remain the property of Lessee. Lessee will at all times protect and defend at its own cost and expense, the security interest of Lessor against all claims, liens and legal processes of creditors of Lessee and other persons claiming by, through or under Lessee, and keep the Equipment free and clear from all such claims, liens and processes. The Equipment is and shall remain personal property, and not part of any real estate or Lessee shall have obtained from all applicable real property interest holders appropriate consents, waivers, and releases as reasonably requested by Lessor.

14.   End-of-Lease Position:

          Lessee's End-of-Lease position with respect to any Lease is as set forth on the applicable Equipment Schedule.

15.   Miscellaneous:

          (a)     Stock Warrant. Lessee agrees that it will issue to Lessor upon execution of this Lease Agreement a warrant for the purchase of Lessee's stock (the "Warrant"), in the form of the Warrant Agreement attached hereto as Exhibit F.

          (b)     Choice of Law. No consent or approval provided for herein shall be binding upon Lessor unless signed on its behalf by an officer of Lessor. This Lease Agreement and each Lease shall be deemed to have been made in the State of California and shall be governed in all respects by the laws of such State. Lessor and Lessee hereby submit themselves to the jurisdiction of the State and Federal courts in San Francisco, California or San Diego, California for any matter or controversy arising from any Lease. In the event any provision of this Lease is enforced in a court of law, or any other judicial or administrative setting, then the party succeeding in such matter or controversy shall also be awarded all of its attorney's fees and court costs and other expenses incurred in the pursuit or defense of such matter or controversy (including, without limitation, the defense of any counter-claims forwarded by the losing party).

          (c)     Entire Agreement. This Lease constitutes the entire agreement between Lessee and Lessor with respect to the Equipment, supersedes all prior oral or written agreements and understandings, and no covenant, condition or other term or provision hereof may be waived or modified orally.

          (d)     Notices. All notices hereunder shall be in writing, and any such notice shall become effective (i) the following day upon delivery thereof to an overnight mail or courier service, (ii) in the case of notice by first class United States mail, three days after being so deposited in the United States mail, or (iii) in the case of notice by facsimile transmission, immediately upon transmission, in each case addressed to the appropriate party at its respective address set forth above in the caption heading of this Lease, or at such other address as such party may from time to time designate by written notice to the other party to the address indicated in the heading of this Lease Agreement.

          (e)     Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Lessor and Lessee and their respective successors and assigns (including any subsequent assignee of Assignee).

          (f)      Unenforceability. If any term or provision of this Lease or the application thereof to any person is, to any extent, invalid or unenforceable, the remainder of this Lease, or the application of such provision to the person other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law, provided however, that to the extent that the provisions of any such applicable law can be waived, they are hereby waived by the Lessee.

          (g)     Waivers and Consents. No waiver, approval, or consent of any of the terms and conditions hereof shall be effective unless in writing and signed by the party against whom such waiver, approval, or consent is sought to be enforced. Any waiver, approval or consent granted by the Lessor are only effective if signed by an authorized officer of the Lessor. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

          (h)     Further Assurances, Financing Statements. Lessee agrees to execute any and all other documents, instruments and agreements, reasonably requested by the Lessor in furtherance of the intent of the parties herein. Lessor is hereby authorized by Lessee to cause this Lease or other instruments, including Uniform Commercial Code Financing Statements, to be filed or recorded for the purpose of showing Lessor's interest in the Equipment. Lessee shall pay Lessor a transaction fee in the amount of $4,000 for any costs or fees relating to any filings hereunder and other transactional costs including, but not limited to, actual out of pocket costs, fees, searches, documentation preparation, documentary stamps, and privilege taxes. Lessee agrees that it shall pay, in addition to the amounts referred to above, if necessary, any additional reasonable fees for outside legal counsel retained by Lessor after the date of this Agreement to modify Lease or prepare or modify Warrant documentation not to exceed $3,500.

          (i)      Conflict. In the event of any conflict between the terms and conditions of this Lease Agreement and the terms and conditions of any Equipment Schedule or Rider thereto, the terms and conditions of such Equipment Schedule or Rider shall prevail.

          (j)      Financial Statements. So long as there are amounts due Lessor under this Lease, Lessee hereby agrees to deliver to Lessor or Assignee and any successor assignee a copy of Lessee's: (i) annual audited financial statements within the earlier of (x) the date such audited financial statements are provided to existing investors, and (y) no more than one-hundred and eighty (180) days after the end of its fiscal year unless Lessor consents otherwise in writing; (ii) quarterly unaudited financial statement within sixty (60) days after the end of its fiscal quarter; and (iii) at the request of Lessor, monthly unaudited financial statements within thirty (30) days after the end of each month and other Lessee Reports. Lessee shall notify Lessor within three (3) days of Lessee becoming aware of an Event of Default hereunder or any condition, event, or act which with notice or lapse of time would become an Event of Default hereunder.

          (k)     Survival. Any obligation required to be performed by Lessee under this Lease, which by their nature, or expressly survive the termination of this Lease (including, without limitation, the obligations identified in Sections 4, 5, 6, 7, 8, 9, and 10), shall survive the expiration or other termination of this Lease for the period prescribed by applicable law.

          (l)      Use of Information. Lessee shall permit Lessor to list Lessee's name and logo and to describe the transaction contemplated herein in Lessor's marketing materials and to post such information on Lessor's website.

16.   Lease Status; California Finance Lenders Law; Security Interest:

          Lessor and Lessee agree that Article 9 of the UCC governs the terms of this Lease, and this Lease will be deemed a "lease intended as security". This lease intended as security is made pursuant to the California Finance Lenders Law, Division 9 (commencing with Section 22000 of the California Financial Code). Lessor is a California Finance Lender with California Finance Lender's License No. 605-2302. FOR INFORMATION, CONTACT THE DEPARTMENT OF CORPORATIONS, STATE OF CALIFORNIA. Lessee hereby grants to Lessor a security interest pursuant to Article 9 of the UCC as follows (the "Lessor's Lien"):

          LESSOR AND LESSEE AGREE THIS LEASE IS TO BE CONSTRUED TO BE A LEASE INTENDED AS SECURITY, AND LESSEE HEREBY GRANTS TO LESSOR A SECURITY INTEREST IN THE EQUIPMENT AND ANY ATTACHMENTS, ADDITIONS, ACCESSIONS, SUBSTITUTIONS AND REPLACEMENTS THERETO AND LESSEE HEREBY AGREES TO PERMIT LESSOR TO FILE ANY AND ALL UCC FINANCING STATEMENTS REQUIRED IN ACCORDANCE WITH SECTION 15(h) HEREOF.

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NO INTEREST IN THE RENT DUE OR THE RIGHTS OF THE LESSOR UNDER ANY LEASE OF EQUIPMENT CAN BE TRANSFERRED BY THE DELIVERY OF POSSESSION OF ANY COUNTERPART OF THIS LEASE AGREEMENT. SUCH AN INTEREST CAN BE TRANSFERRED ONLY BY DELIVERY OF POSSESSION OF THE ORIGINAL SIGNED COUNTERPART NO. 1 OF AN EQUIPMENT SCHEDULE EXECUTED PURSUANT HERETO.

LESSOR:		LESSEE:
ATEL VENTURES, INC.		CONVIO, INC.
By:	/s/ Partitosh K. Choksi	By:	/s/ James Offerdahl
Title:	Executive Vice President	Title:	Chief Financial Officer

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  Exhibit 10.7
ATEL VENTURES, INC. MASTER LEASE AGREEMENT NO. CONVX Dated as of March 15, 2006 (the "Effective Date")